Exhibit 10.84

Cyberonics, Inc.
Summary of Fiscal Year 2008 Executive Bonus Program

On September 10, 2007, the Compensation Committee of the Board of Directors (the "Compensation Committee") of Cyberonics, Inc. (the "Company") approved the terms pursuant to which it will consider the award of annual bonuses to members of the Company’s executive management, including the named executive officers, at the end of fiscal year 2008. All bonuses will be paid, if at all, from a bonus pool consisting of the sum of the target bonus amounts for all members of executive management, subject to the achievement of certain business and individual performance objectives, as explained below. Pursuant to the terms of their employment agreements, copies of which are on file with the Securities and Exchange Commission, the target bonus amount for each Company vice president is 50% of the vice president’s annual base salary, and the target bonus amount for the Company’s Chief Executive Officer ("CEO") is 75% of his annual base salary. The bonus pool will be funded or not according to the Company’s achievement of a revenue plan objective (25%) and an operating income plan objective (25%) excluding non-cash and certain special charges and according to each executive’s achievement of certain individual performance objectives (50%). Thus, for example, if the Company achieves 100% of the revenue plan, then 25% of the target amount of each executive’s annual bonus will be added to the bonus pool. The extent of funding pursuant to the achievement of the revenue plan objective and operating income plan objective is scaled relative to the extent of achievement of the plans, subject to the discretion of the Compensation Committee, as follows:

% Plan Achievement	% Target Amount Funded
<90%	0%
90%	50%
95%	75%
100%	100%
105%	110%
110%	120%
115%	130%
120%	140%
≥125%	150%

The bonus actually awarded to an individual executive may range from 0% to 200% of the executive’s target bonus amount, as determined by the Compensation Committee, depending on the executive’s accomplishment of personal objectives and contribution to the organization throughout the fiscal year. The sum of all bonuses awarded to executives may be less than, but cannot exceed, the total amount of the bonus pool. The Compensation Committee will review with the CEO on a quarterly basis the progress of each executive toward accomplishment of the executive’s personal objectives, and the CEO will recommend to the Compensation Committee at the end of the fiscal year the amount of the annual bonus, if any, for each executive. The Compensation Committee retains full discretion to modify the plan and determine bonus pool funding and award of executive bonuses as it deems appropriate.